EXHIBIT 99.1

NEWS RELEASE
06

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141	Patty Yahn-Urlaub: 585-678-7483
Cheryl Gossin: 585-678-7191	Bob Czudak: 585-678-7170

Constellation Brands Reports
Fiscal 2013 Results and
Fiscal 2014 Outlook

•	Achieves comparable basis diluted EPS of $2.19 and reported basis diluted EPS of $2.04; results include slightly lower than expected tax rate
•	Gains market share across beer, wine and spirits businesses in fiscal 2013
•	Provides fiscal 2014 outlook assuming end of Q1 fiscal 2014 close for beer transaction; expects comparable basis diluted EPS of $2.55 - $2.85 and reported basis diluted EPS of $2.29 - $2.59
•	Generates free cash flow of $494 million in fiscal 2013 and projects free cash flow of $475 - $575 million for fiscal 2014
•	Reaches agreement in principle with U.S. Department of Justice advancing completion of beer transaction and receives Mexican regulatory approval

Fiscal 2013 Financial Highlights* (in millions, except per share data)

	Comparable	% Change		Reported	% Change
Consolidated net sales	$2,796	5%		$2,796	5%

Operating income	$557	3%		$523	7%

Operating margin	19.9%	-40	bps	18.7%	40	bps

Equity in earnings of equity method investees**	$234	2%		$233	2%

Earnings before interest and taxes (EBIT)	$791	3%		NA	NA

Net income	$416	-15%		$388	-13%

Diluted earnings per share	$2.19	-6%		$2.04	-4%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter referred to as “equity earnings.”
NA=Not applicable

VICTOR, N.Y., April 10, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), the world’s leading premium wine company, reported today its fiscal 2013 results.

“This has been an exciting year for Constellation,” said Rob Sands, president and chief executive officer, Constellation Brands. “From an operational perspective, we outperformed the growth of the U.S. wine and spirits industry gaining market share collectively across all channels. For the third consecutive year, Crown achieved share gains as it outperformed the U.S. beer industry and the import category in both on and off premise channels. Additionally, we anticipate achieving a significant milestone by completing the most transformational acquisition in the history of our company, making Constellation the producer and brand owner under a perpetual license of the Modelo portfolio of iconic beer brands in the U.S. including Corona Extra, the best selling imported beer, Corona Light, the leading imported light beer and Modelo Especial, the third largest and one of the fastest growing major imported beer brands.”

Fiscal 2013 Net Sales Commentary

Wine and spirits net sales on an organic constant currency basis increased three percent primarily due to an increase in volume and favorable product mix, partially offset by higher promotional costs. The acquisition of Mark West and Ruffino complemented the organic growth as total net sales increased five percent.

“Our U.S. wine and spirits business sustained positive momentum  throughout the year, posting depletion growth of nearly four percent driven by our ongoing commitment to brand building, innovation and marketplace execution,” said Sands. “We experienced double-digit depletion growth for some of our award-winning Focus Brands including Kim Crawford, Robert Mondavi, Simi, Ruffino, Mark West, Black Box and Rex Goliath. Our new brands, including Simply Naked, Primal Roots and The Dreaming Tree, also posted robust sales and depletion trends and gained significant distribution at retail. These brands, along with SVEDKA Vodka, Nobilo and Clos du Bois, captured industry growth awards for calendar 2012.”

Fiscal 2013 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income was driven primarily by the favorable organic net sales growth combined with the benefits from Mark West and Ruffino, partially offset by higher SG&A costs.

The company’s comparable basis equity earnings from its 50 percent interest in the Crown joint venture totaled $221 million compared to $215 million for the prior year. For fiscal 2013, Crown generated net sales of $2.6 billion, an increase of five percent, and operating income of $448 million, an increase of four percent. The increase in net sales for Crown was largely driven by volume growth but was tempered by the loss of the St. Pauli Girl brand volume. The increase in operating income primarily reflects the volume growth.

“Crown’s strong marketplace performance was driven by excellent sales and retail execution with Modelo Especial, Corona Light, Negra Modelo and Pacifico achieving record sales for the year,” said Sands.

Interest expense totaled $227 million, an increase of 25 percent. The increase was primarily due to higher average borrowings.

The comparable basis effective tax rate for fiscal 2013 was 26 percent, which included the benefit of higher foreign tax credits, and compares to a 17 percent rate for the prior year which reflected the favorable outcome of various tax items.

Free Cash Flow Commentary and Share Repurchases Commentary

Free cash flow for fiscal 2013 totaled $494 million as compared to $716 million for the prior year. The decrease was primarily due to higher U.S. grape and bulk wine purchases in fiscal 2013 and the receipt of tax refunds in the prior year period.

During fiscal 2013, the company repurchased 18 million shares of common stock at a cost of $383 million.

“Our strong free cash flow generation, improved credit profile and diligent capital structure management enabled stock repurchases, the Mark West acquisition and the reduction of our net debt position in fiscal 2013.  This has effectively positioned us to fund the pending acquisition of the remaining interest in Crown Imports, as well as the Piedras Negras brewery in Mexico and the perpetual brand rights for the Modelo brands in the U.S.,” said Bob Ryder, chief financial officer, Constellation Brands.

Fourth Quarter 2013 Financial Highlights* (in millions, except per share data)

	Comparable	% Change		Reported	% Change
Consolidated net sales	$696	11%		$696	11%

Operating income	$134	9%		$127	60%

Operating margin	19.2%	-40	bps	18.3%	570	bps

Equity earnings	$50	3%		$50	1%

EBIT	$184	7%		NA	NA

Net income	$90	-35%		$82	-21%

Diluted earnings per share	$0.47	-32%		$0.43	-16%

Fourth Quarter 2013 Net Sales Commentary

Wine and spirits net sales on an organic constant currency basis increased eight percent primarily due to an increase in volume and favorable product mix. The organic net sales growth combined with benefits from the Mark West acquisition drove the total net sales increase.

Fourth Quarter 2013 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income was driven primarily by the favorable net sales growth.

The company’s comparable basis equity earnings from its 50 percent interest in the Crown joint venture totaled $50 million compared to $49 million from the prior year fourth quarter. For fourth quarter 2013, Crown generated net sales of $528 million, an increase of one percent, and operating income of $103 million, an increase of four percent.  Net sales growth was tempered by fewer selling days during the quarter and the loss of the St. Pauli Girl brand volume.

Interest expense totaled $60 million, an increase of 26 percent. The increase was primarily due to higher average borrowings.

The comparable basis effective tax rate for fourth quarter 2013 was 27 percent, which included the benefit of higher foreign tax credits, and compares to a negative 11 percent rate for the prior year fourth quarter which reflected the favorable outcome of various tax items.

Beer Business Acquisition

In February 2013, Constellation announced that in addition to its previous agreement with AB InBev to acquire the remaining 50 percent interest in Crown Imports, it had also entered into an agreement to purchase the Piedras Negras brewery in Mexico and the perpetual brand rights for Corona and all other Modelo brands in the U.S.

The purchase price for the combined transaction is $4.75 billion. This includes $1.85 billion for the remaining interest in Crown, and $2.9 billion for the brewery and perpetual brand rights which is based on an initial assumed EBITDA of $310 million representing the profit stream from Modelo’s sales of beer to Crown Imports for calendar 2012. The $2.9 billion purchase price is subject to a post-closing adjustment. Constellation has fully committed bridge financing in place for acquisition activities.  Permanent financing is expected to consist of a combination of senior notes and term loans, with the remainder of the funding coming from the company’s revolving credit facility, accounts receivable securitization facility and available cash.

“Constellation will become a fully independent beer competitor in the U.S. and will have perpetual rights for all Modelo brands with autonomous control of distribution, marketing, promotion and pricing. In addition, Constellation will have full control of its production and supply chain,” Sands added. “Overall, this transaction will nearly double the sales of our company, significantly enhance our earnings and free cash flow, diversify our profit stream and provide new avenues for growth.”

The company has reached two key milestones for regulatory approvals for the transaction including an agreement in principle with the U.S. Department of Justice and approval by the Mexican Antitrust Commission.

At this time, the closing of the transaction is expected to occur around the end of Constellation’s first quarter fiscal 2014 or shortly thereafter.

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2014 compared to fiscal 2013 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY14 Estimate	FY13 Actual	FY14 Estimate	FY13 Actual
Fiscal Year Ending Feb. 28	$2.29 - $2.59	$2.04	$2.55 - $2.85	$2.19

For fiscal 2014, the company is projecting free cash flow of $475 - $575 million.

The diluted EPS and free cash flow projections assume the beer business acquisition closes at the end of the first quarter fiscal 2014 and exclude acquisition accounting impacts.

“For the beer business in fiscal 2014, Crown is targeting depletions and net sales growth in the low-to-mid single digit range,” said Sands. “Operating income growth for Crown before brewery profits is expected to exceed sales growth. Although a final amount is not yet available, we currently project that the EBITDA associated with the profit stream from Modelo’s sales of beer to Crown Imports in calendar 2012 was approximately $370 million.”

“For the wine and spirits business, we believe our positive marketplace momentum and continuing focus on innovation, brand building and sales execution positions us to grow volume at least in-line with the U.S. wine and spirits category and generate favorable product mix in fiscal 2014,” Sands added. “The anticipated impact of higher grape costs and additional marketing investments for key Focus Brands are expected to result in operating income growth for the wine and spirits business that is below net sales growth. Overall, we expect to gain market share across our beer, wine and spirits businesses for fiscal 2014.”

 Full-year fiscal 2014 guidance also includes the following current assumptions:

•	Interest expense: approximately $345 - $355 million
•	Tax rate: approximately 37 percent
•	Weighted average diluted shares outstanding: approximately 199 million
•	Capital expenditures: approximately $200 - $230 million

The capital expenditures projection includes approximately $120 - $140 million for expansion activities related to the Piedras Negras brewery. One-time costs and tax rate projections factored in the guidance outlined above are based on preliminary estimates.

2013 New York City Institutional Investor Meeting

Constellation will hold an institutional investor meeting Wed., June 5, 2013 in New York City from 1-5 p.m. at a location to be determined.

Presentations will be made by Rob Sands, Bob Ryder and other members of Constellation’s management team. Following the meeting, a cocktail reception will be held.

Conference Call

A conference call to discuss fourth quarter and full year fiscal 2013 results, fiscal 2014 outlook and an update on the status of the pending beer transaction  will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wed., April 10, 2013 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands, Inc.

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's website at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation Brands may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on June 5, 2013, the public can continue to rely on the Projections as still being Constellation Brands' current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.  The transaction between Constellation Brands and Anheuser-Busch InBev SA/NV regarding the purchase by Constellation Brands of the 50% portion of Crown Imports LLC which Constellation Brands does not already own, acquisition of the Piedras Negras brewery and certain perpetual brand rights (collectively, the “Crown Acquisition”) is subject to the satisfaction of certain closing conditions, including receipt of necessary regulatory approvals and the consummation of certain transactions between Anheuser-Busch InBev SA/NV and Grupo Modelo, S.A.B. de C.V., and certain of its affiliates (the “Modelo Transaction”).  There can be no assurance the Modelo Transaction or the Crown Acquisition will occur or will occur on the timetable projected by the company.  The availability of financing under the company’s senior credit facility and its securitization facility is subject to satisfaction of the terms and conditions contained in the underlying documents.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	completion of the Modelo Transaction;
•	completion of the Crown Acquisition and the associated brewery expansion under the expected terms;
•	availability of financing for the Crown Acquisition under the expected sources and terms, including note issuances;
•	accuracy of projections relating to the Crown Acquisition, including brewery supply projections;
•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;
•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material and water supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2012, as supplemented by the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2012, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2013	February 29, 2012
Assets

Current Assets:
Cash and cash investments	$331.5	$85.8
Accounts receivable, net	471.9	437.6
Inventories	1,480.9	1,374.5
Prepaid expenses and other	186.9	136.4

Total current assets	2,471.2	2,034.3

Property, plant and equipment, net	1,229.0	1,255.8
Goodwill	2,722.3	2,632.9
Intangible assets, net	871.4	866.4
Other assets, net	344.2	320.5

Total assets	$7,638.1	$7,109.9

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$-	$377.9
Current maturities of long-term debt	27.6	330.2
Accounts payable	209.0	130.5
Accrued excise taxes	18.9	24.8
Other accrued expenses and liabilities	422.4	336.2

Total current liabilities	677.9	1,199.6

Long-term debt, less current maturities	3,277.8	2,421.4
Deferred income taxes	599.6	608.7
Other liabilities	222.5	204.2

Total liabilities	4,777.8	4,433.9

Total stockholders' equity	2,860.3	2,676.0

Total liabilities and stockholders' equity	$7,638.1	$7,109.9

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Sales	$788.0	$709.0	$3,171.4	$2,979.1
Excise taxes	(92.1)	(80.9)	(375.3)	(324.8)
Net sales	695.9	628.1	2,796.1	2,654.3

Cost of product sold	(434.1)	(382.9)	(1,687.8)	(1,592.2)
Gross profit	261.8	245.2	1,108.3	1,062.1

Selling, general and administrative expenses	(134.7)	(123.3)	(584.7)	(521.5)
Restructuring charges	0.3	(4.4)	(0.7)	(16.0)
Impairment of intangible assets	-	(38.1)	-	(38.1)
Operating income	127.4	79.4	522.9	486.5

Equity in earnings of equity method investees	49.5	49.0	233.1	228.5
Interest expense, net	(60.4)	(47.9)	(227.1)	(181.0)
Loss on write-off of financing costs	(9.7)	-	(12.5)	-
Income before income taxes	106.8	80.5	516.4	534.0

(Provision for) benefit from income taxes	(25.1)	22.5	(128.6)	(89.0)
Net income	$81.7	$103.0	$387.8	$445.0

Earnings Per Common Share:
Basic - Class A Common Stock	$0.45	$0.53	$2.15	$2.20
Basic - Class B Convertible Common Stock	$0.41	$0.48	$1.96	$2.00

Diluted - Class A Common Stock	$0.43	$0.51	$2.04	$2.13
Diluted - Class B Convertible Common Stock	$0.39	$0.47	$1.87	$1.96

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	159.320	172.796	158.658	180.724
Basic - Class B Convertible Common Stock	23.512	23.578	23.532	23.590

Diluted - Class A Common Stock	191.889	200.963	190.307	208.655
Diluted - Class B Convertible Common Stock	23.512	23.578	23.532	23.590

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 28, 2013	February 29, 2012
Cash Flows From Operating Activities
Net income	$387.8	$445.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	108.2	98.4
Stock-based compensation expense	40.8	47.6
Deferred tax provision	39.2	48.0
Loss on extinguishment of debt	12.5	-
Equity in earnings of equity method investees, net of distributed earnings	7.6	2.6
Amortization of intangible assets	7.2	5.4
Amortization of deferred financing costs	4.8	6.5
Loss on disposal of long-lived assets, net	0.4	0.3
Gain on business sold, net	(7.1)	(2.1)
Impairment of intangible assets	-	38.1
Gain on obligation from put option of Ruffino shareholder	-	(2.5)
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable, net	(38.9)	(5.6)
Inventories	(90.0)	51.5
Prepaid expenses and other current assets	(9.6)	6.5
Accounts payable	76.9	(6.0)
Accrued excise taxes	(5.8)	10.6
Other accrued expenses and liabilities	(0.3)	44.6
Other, net	22.6	(4.8)
Total adjustments	168.5	339.1
Net cash provided by operating activities	556.3	784.1

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(159.3)	(51.5)
Purchases of property, plant and equipment	(62.1)	(68.4)
Payments related to sale of business	(0.5)	(30.8)
Proceeds from sales of assets	9.9	3.6
Proceeds from notes receivable	4.6	1.0
Proceeds from redemption of available-for-sale debt securities	-	20.2
Other investing activities	0.6	(9.2)
Net cash used in investing activities	(206.8)	(135.1)

Cash Flows From Financing Activities
Principal payments of long-term debt	(1,537.2)	(475.9)
Purchases of treasury stock	(383.0)	(413.7)
Net (repayment of) proceeds from notes payable	(372.6)	249.8
Payment of financing costs of long-term debt	(35.8)	-
Payment of minimum tax withholdings on stock-based payment awards	(0.5)	(2.2)
Proceeds from issuance of long-term debt	2,050.0	-
Proceeds from exercises of employee stock options	158.3	51.3
Excess tax benefits from stock-based payment awards	17.7	10.9
Proceeds from employee stock purchases	4.4	4.7
Net cash used in financing activities	(98.7)	(575.1)

Effect of exchange rate changes on cash and cash investments	(5.1)	2.7

Net increase in cash and cash investments	245.7	76.6
Cash and cash investments, beginning of year	85.8	9.2
Cash and cash investments, end of year	$331.5	$85.8

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company acquired the remaining 50.1% ownership interest in Ruffino S.r.l. ("Ruffino") on October 5, 2011, and the Mark West wine brand and certain related assets ("Mark West") on July 16, 2012, organic net sales for the three months and year ended February 28, 2013, are defined by the company as reported net sales less net sales of Ruffino and Mark West products, as appropriate.  Organic net sales and percentage increase in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency	Year Ended				Constant Currency
	February 28,	February 29,	Percent	Currency	Percent	February 28,	February 29,	Percent	Currency	Percent
	2013	2012	Change	Impact	Change (1)	2013	2012	Change	Impact	Change (1)
Constellation Wines and Spirits	$695.9	$628.1	11%	-	10%	$2,796.1	$2,654.3	5%	-	5%
Less: Ruffino (2)	-	-				(20.9)	-
Less: Mark West (3)	(14.8)	-				(34.6)	-
Constellation Wines and Spirits Organic Net Sales	$681.1	$628.1	8%	-	8%	$2,740.6	$2,654.3	3%	-	3%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2012, through November 30, 2012, included in the year ended February 28, 2013.

(3)
For the period December 1, 2012, through February 28, 2013, included in the three months ended February 28, 2013, and the period July 16, 2012, through February 28, 2013, included in the year ended February 28, 2013.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended			Year Ended
	February 28, 2013	February 29, 2012	Percent Change	February 28, 2013	February 29, 2012	Percent Change
Consolidated Shipment Volume	16.1	15.0	7.3%	64.2	61.3	4.7%
Consolidated Organic Shipment Volume (4)(5)	15.8	15.0	5.3%	63.3	61.3	3.3%
U.S. Domestic Shipment Volume	12.6	11.6	8.6%	49.3	46.9	5.1%
U.S. Domestic Organic Shipment Volume (5)	12.3	11.6	6.0%	48.7	46.9	3.8%
U.S. Domestic Focus Brands Shipment Volume (6)	8.8	7.7	14.3%	34.0	31.1	9.3%
U.S. Domestic Organic Focus Brands Shipment Volume (5)(6)	8.6	7.7	11.7%	33.5	31.1	7.7%

U.S. Domestic Depletion Volume Growth (7)(8)			5.2%			3.9%
U.S. Domestic Focus Brands Depletion Volume Growth (6)(7)(8)			9.4%			7.6%

(4)	Includes an adjustment for Ruffino shipment volumes for the period March 1, 2012, through November 30, 2012, included in the year ended February 28, 2013.

(5)
Includes an adjustment for Mark West shipment volumes for the period December 1, 2012, through February 28, 2013, included in the three months ended February 28, 2013, and the period July 16, 2012, through February 28, 2013, included in the year ended February 28, 2013.

(6)
U.S. Focus Brands include the following brands:  Robert Mondavi, SVEDKA Vodka, Clos du Bois, Estancia, Black Box, Arbor Mist, Blackstone, Rex Goliath, Simi, Black Velvet Canadian Whisky, Toasted Head, Mark West, Ravenswood, Franciscan Estate, Ruffino, Wild Horse, Kim Crawford, Mount Veeder, Nobilo, and Inniskillin.

(7)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(8)
Includes depletion of Mark West products for the period December 1, 2011, through February 29, 2012, included in the three months ended February 29, 2012, and the period July 16, 2011, through February 29, 2012, included in the year ended February 29, 2012.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 28, 2013	February 29, 2012	Percent Change	February 28, 2013	February 29, 2012	Percent Change
Constellation Wines and Spirits
Segment net sales	$695.9	$628.1	11%	$2,796.1	$2,654.3	5%
Segment operating income	$159.4	$145.9	9%	$650.2	$621.9	5%
% Net sales	22.9%	23.2%		23.3%	23.4%
Equity in (losses) earnings of equity method investees	$(0.1)	$(0.4)	(75%)	$13.0	$13.4	(3%)

Corporate Operations and Other Segment Operating Loss	$(25.8)	$(22.8)	13%	$(93.5)	$(81.9)	14%

Equity in Earnings of Crown Imports (1)	$50.4	$49.4	2%	$221.1	$215.1	3%

Reportable Segment Operating Income (A)	$133.6	$123.1		$556.7	$540.0
Restructuring Charges and Unusual Items	(6.2)	(43.7)		(33.8)	(53.5)
Consolidated Operating Income (GAAP)	$127.4	$79.4		$522.9	$486.5

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$50.3	$49.0		$234.1	$228.5
Restructuring Charges and Unusual Items	(0.8)	-		(1.0)	-
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$49.5	$49.0		$233.1	$228.5

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$183.9	$172.1		$790.8	$768.5

(1) Crown Imports Joint Venture Summarized Financial Information	Three Months Ended			Year Ended
	February 28, 2013	February 29, 2012	Percent Change	February 28, 2013	February 29, 2012	Percent Change
Net sales	$528.2	$524.5	1%	$2,588.1	$2,469.5	5%
Operating income	$102.6	$98.9	4%	$448.0	$431.0	4%
% Net sales	19.4%	18.9%		17.3%	17.5%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 28, 2013, and February 29, 2012.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2013			Three Months Ended February 29, 2012
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

Net Sales	$695.9		$695.9	$628.1		$628.1	11%	11%
Cost of product sold	(434.1)	$2.1		(382.9)	$0.8
Gross Profit	261.8	2.1	$263.9	245.2	0.8	$246.0	7%	7%
Selling, general and administrative expenses	(134.7)	4.4		(123.3)	0.4
Restructuring charges	0.3	(0.3)		(4.4)	4.4
Impairment of intangible assets	-			(38.1)	38.1
Operating Income	127.4	6.2	$133.6	79.4	43.7	$123.1	60%	9%
Equity in earnings of equity method investees	49.5	0.8		49.0
EBIT			$183.9			$172.1	NA	7%
Interest expense, net	(60.4)			(47.9)
Loss on write-off of financing costs	(9.7)	9.7		-
Income Before Income Taxes	106.8	16.7	$123.5	80.5	43.7	$124.2	33%	(1%)
(Provision for) benefit from income taxes	(25.1)	(8.1)		22.5	(8.6)
Net Income	$81.7	$8.6	$90.3	$103.0	$35.1	$138.1	(21%)	(35%)
Diluted Earnings Per Common Share (1)	$0.43	$0.04	$0.47	$0.51	$0.17	$0.69	(16%)	(32%)
Weighted Average Common Shares Outstanding - Diluted	191.889		191.889	200.963		200.963

Gross Margin	37.6%		37.9%	39.0%		39.2%
Operating Margin	18.3%		19.2%	12.6%		19.6%
Effective Tax Rate	23.5%		26.9%	(28.0%)		(11.2%)

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Restructuring Charges	Impairment of Intangible Assets	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	(Provision for) Benefit from Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Three Months Ended February 28, 2013
Restructuring and related charges (2)	$-	$1.6	$(0.3)	$-	$1.3	$-	$-	$(0.4)	$0.9	$0.00
Acquisitions, divestitures, and related costs (3)	2.1	2.8	-	-	4.9	0.8	-	(4.1)	1.6	0.01
Other (4)	-	-	-	-	-	-	9.7	(3.6)	6.1	0.03
Total	$2.1	$4.4	$(0.3)	$-	$6.2	$0.8	$9.7	$(8.1)	$8.6	$0.04

Three Months Ended February 29, 2012
Restructuring and related charges (2)	$-	$2.1	$4.4	$-	$6.5	$-	$-	$(2.4)	$4.1	$0.02
Acquisitions, divestitures, and related costs (3)	0.8	5.8	-	-	6.6	-	-	-	6.6	0.03
Other (4)	-	(7.5)	-	38.1	30.6	-	-	(6.2)	24.4	0.12
Total	$0.8	$0.4	$4.4	$38.1	$43.7	$-	$-	$(8.6)	$35.1	$0.17

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended February 28, 2013, and February 29, 2012, restructuring and related charges consist primarily of costs recognized in connection with the company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the divestiture of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).

(3)
For the three months ended February 28, 2013, acquisitions, divestitures, and related costs consist primarily of transaction and related costs associated with pending and completed acquisitions, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with the January 2011 divestiture of 80.1% of the company's Australian and U.K. business (the "CWAE Divestiture").  For the three months ended February 29, 2012, acquisitions, divestitures, and related costs consist primarily of additional net loss recognized in connection with the CWAE Divestiture.

(4)
For the three months ended February 28, 2013, other consists of a loss on the write-off of financing costs.  For the three months ended February 29, 2012, other consists of an impairment of certain intangible assets, partially offset by gains recognized in connection with releases from certain contractual obligations.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Year Ended February 28, 2013			Year Ended February 29, 2012
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

Net Sales	$2,796.1		$2,796.1	$2,654.3		$2,654.3	5%	5%
Cost of product sold	(1,687.8)	$7.8		(1,592.2)	$1.9
Gross Profit	1,108.3	7.8	$1,116.1	1,062.1	1.9	$1,064.0	4%	5%
Selling, general and administrative expenses	(584.7)	25.3		(521.5)	(2.5)
Restructuring charges	(0.7)	0.7		(16.0)	16.0
Impairment of intangible assets	-			(38.1)	38.1
Operating Income	522.9	33.8	$556.7	486.5	53.5	$540.0	7%	3%
Equity in earnings of equity method investees	233.1	1.0		228.5
EBIT			$790.8			$768.5	NA	3%
Interest expense, net	(227.1)			(181.0)
Loss on write-off of financing costs	(12.5)	12.5		-
Income Before Income Taxes	516.4	47.3	$563.7	534.0	53.5	$587.5	(3%)	(4%)
Provision for income taxes	(128.6)	(19.2)		(89.0)	(10.7)
Net Income	$387.8	$28.1	$415.9	$445.0	$42.8	$487.8	(13%)	(15%)
Diluted Earnings Per Common Share (1)	$2.04	$0.15	$2.19	$2.13	$0.21	$2.34	(4%)	(6%)
Weighted Average Common Shares Outstanding - Diluted	190.307		190.307	208.655		208.655

Gross Margin	39.6%		39.9%	40.0%		40.1%
Operating Margin	18.7%		19.9%	18.3%		20.3%
Effective Tax Rate	24.9%		26.2%	16.7%		17.0%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Restructuring Charges	Impairment of Intangible Assets	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Year Ended February 28, 2013
Restructuring and related charges (5)	$-	$8.5	$0.7	$-	$9.2	$-	$-	$(3.2)	$6.0	$0.03
Acquisitions, divestitures, and related costs (6)	7.8	16.8	-	-	24.6	1.0	-	(11.3)	14.3	0.08
Other (7)	-	-	-	-	-	-	12.5	(4.7)	7.8	0.04
Total	$7.8	$25.3	$0.7	$-	$33.8	$1.0	$12.5	$(19.2)	$28.1	$0.15

Year Ended February 29, 2012
Restructuring and related charges (5)	$0.3	$8.4	$16.0	$-	$24.7	$-	$-	$(8.9)	$15.8	$0.08
Acquisitions, divestitures, and related costs (6)	1.6	(0.9)	-	-	0.7	-	-	4.4	5.1	0.02
Other (7)	-	(10.0)	-	38.1	28.1	-	-	(6.2)	21.9	0.10
Total	$1.9	$(2.5)	$16.0	$38.1	$53.5	$-	$-	$(10.7)	$42.8	$0.21

(5)	For the years ended February 28, 2013, and February 29, 2012, restructuring and related charges consist primarily of costs recognized in connection with the Fiscal 2012 Initiative.

(6)
For the year ended February 28, 2013, acquisitions, divestitures, and related costs consist primarily of transaction and related costs associated with pending and completed acquisitions, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with the CWAE Divestiture.  For the year ended February 29, 2012, acquisitions, divestitures, and related costs consist primarily of additional net loss recognized in connection with the CWAE Divestiture, including the recognition of additional tax expense, partially offset by net gains recognized in connection with the acquisition of Ruffino.

(7)
For the year ended February 28, 2013, other consists of a loss on the write-off of financing costs.  For the year ended February 29, 2012, other consists primarily of an impairment of certain intangible assets, partially offset by gains recognized in connection with releases from certain contractual obligations.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2014
Forecasted diluted earnings per share - reported basis (GAAP)	$2.29	$2.59
Acquisitions, divestitures, and related costs (1)	0.26	0.26
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$2.55	$2.85

		Actual for the Year Ended February 28, 2013
Diluted earnings per share - reported basis (GAAP)		$2.04
Restructuring and related charges (3)		0.03
Acquisitions, divestitures, and related costs (1)		0.08
Other (4)		0.04
Diluted earnings per share - comparable basis (Non-GAAP) (2)		$2.19

(1)
Includes $0.26 diluted earnings per share for the year ending February 28, 2014, associated with transaction and related costs recognized in connection with pending and completed acquisitions.  Includes $0.12, ($0.04) and ($0.01) diluted earnings per share for the year ended February 28, 2013, associated with transaction and related costs recognized in connection with pending and completed acquisitions, a gain from an adjustment to a certain guarantee originally recorded in connection with the CWAE Divestiture and a gain on the settlement of a receivable associated with a prior divestiture, respectively.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)	Includes $0.03 diluted earnings per share for the year ended February 28, 2013, associated primarily with the Fiscal 2012 Initiative.(2)

(4)	Includes $0.04 diluted earnings per share for the year ended February 28, 2013, associated with a loss on the write-off of financing costs.(2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2014
Net cash provided by operating activities (GAAP)	$675.0	$805.0
Purchases of property, plant and equipment	(200.0)	(230.0)
Free cash flow (Non-GAAP)	$475.0	$575.0

	Actual for the Year Ended February 28, 2013	Actual for the Year Ended February 29, 2012
Net cash provided by operating activities (GAAP)	$556.3	$784.1
Purchases of property, plant and equipment	(62.1)	(68.4)
Free cash flow (Non-GAAP)	$494.2	$715.7